Calculation of Filing Fee Tables
S-3
CELESTICA INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common shares, without par value	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred shares, without par value	457(r)				0.0001531
Fees to be Paid	3	Debt	Debt securities	457(r)				0.0001531
Fees to be Paid	4	Other	Warrants to purchase common shares, preferred shares, debt securities or other securities	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	5	Equity	Common shares, without par value	415(a)(6)			$ 643,337,715.93			F-3	333-273467	07/27/2023	$ 162,027.76
Carry Forward Securities	6	Equity	Preferred shares, without par value	415(a)(6)			$ 643,337,715.93			F-3	333-273467	07/27/2023	$ 162,027.76
Carry Forward Securities	7	Debt	Debt securities	415(a)(6)			$ 643,337,715.93			F-3	333-273467	07/27/2023	$ 162,027.76
Carry Forward Securities	8	Other	Warrants to purchase common shares, preferred shares, debt securities or other securities	415(a)(6)			$ 643,337,715.93			F-3	333-273467	07/27/2023	$ 162,027.76
			Total Offering Amounts:				$ 2,573,350,863.72		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	An indeterminate aggregate initial offering price or principal amount or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices and as may from time to time be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payments of all of the registration fees (except with respect to the carry forward securities identified in the "Carry Forward Securities" table above and footnote 5 below, with respect to which registration fees have already been paid). Any subsequent registration fees will be paid on a pay-as-you-go basis based on the fee rate in effect on the date of such fee payment.

[2]	See footnote 1.

[3]	See footnote 1.

[4]	See footnote 1.

[5]	Pursuant to Rule 415(a)(6) of the Securities Act, this Registration Statement includes and carries forward $2,573,350,863.72 of unsold common shares, preferred shares, debt securities and warrants to purchase common shares, preferred shares, debt securities or other securities ("Unsold Securities") that were previously registered by the Registrant pursuant to its registration statement on Form F-3 (File No. 333-273467) with the Securities and Exchange Commission on July 27, 2023 (the "2023 Registration Statement"); filing fees of $648,111.04 have already been paid with respect to such unsold securities ("Unutilized Fees"). In accordance with Rule 415(a)(6) of the Securities Act, the Unutilized Fees will continue to be applied to such Unsold Securities and are being carried forward to this Registration Statement. The effectiveness of this Registration Statement will be deemed to terminate the 2023 Registration Statement.

[6]	See footnote 5.

[7]	See footnote 5.

[8]	See footnote 5.